Exhibit 99.1

                       ANAREN REPORTS 1ST QUARTER RESULTS

    SYRACUSE, N.Y., Oct. 26 /PRNewswire-FirstCall/ -- Anaren, Inc.
(Nasdaq: ANEN) today reported record net sales for the first quarter ended September 30, 2006 of $30.2 million, up 23% from the first quarter of fiscal year 2006.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )

    Net income for the first quarter of fiscal 2007 was $4.0 million, or $0.22 per diluted share, up 76% from the first quarter of last year. Net income for the quarter included $830,000, or $0.04 per diluted share in equity based compensation expense. Excluding stock based compensation expense, net income for the first quarter was $4.6 million, or $0.26 per diluted share.

    The effective tax rate for the first quarter of fiscal 2007 was 27.8%, compared to 23.4% for the first quarter of fiscal 2006.

    Operating income for the first quarter of fiscal 2007 was $4.6 million, or 15.2% of net sales, up 95% from the first quarter of last year. Operating income for the quarter included $830,000 in stock based compensation expense. Excluding stock based compensation expense, operating income for the first quarter of fiscal 2007 was $5.4 million, or 18.0% of net sales.

    Lawrence A. Sala, Anaren's President and CEO said, "The strong growth in net sales was the result of record first quarter net sales for both the Wireless and Space & Defense groups. The growth in net sales, an increase in product yields, and a favorable product mix drove improved profitability for the quarter." Mr. Sala added, "We are pleased with the number of new Wireless and Space & Defense market opportunities and the progress of our new product development efforts."

    Balance Sheet

    Cash, cash equivalents and marketable debt securities at September 30, 2006 were $86.8 million. During the quarter, the Company utilized $1.0 million in cash from operations as a result of a $3.7 million increase in accounts receivable and a $3.3 million increase in inventory. Expenditures for capital additions in the first quarter were $2.3 million.

    Wireless Group

    Wireless Group net sales for the quarter were a record $19.8 million, up 21% from the first quarter of fiscal 2006. The increase in net sales from the first quarter of last year was driven by increased demand across all wireless product lines. Seasonally strong sales of consumer component products were $2.0 million for the quarter, up 54% from the first quarter of last year. Infrastructure product demand was positively impacted by continued GSM network build out in India. During the quarter, the group introduced several new high power Xinger products for cellular and WiMax infrastructure applications and confirmed a design win on a consumer component related wireless local area network (WLAN) application.

    In general, overall wireless infrastructure demand remains volatile and progress continues on the ramp up of production of new custom wireless assembly programs. Research and development investment remains focused on broadening the consumer component product line and development of ferrite based custom assembly products for leading wireless infrastructure equipment manufacturers. Customers that were 10% of Wireless Group net sales or greater for the quarter included Ericsson, Inc., Motorola, Inc., Nokia Corp. and Richardson Electronics Ltd.

    Space & Defense Group

    Space & Defense Group net sales for the quarter were $10.4 million, up 26% from the first quarter of fiscal 2006. New orders for the quarter totaled $13.9 million and included contracts for ground based and airborne jamming components and subsystems. Research and development investment is focused on increasing the integration and functionality of radar and receiver related products. Space & Defense backlog at September 30, 2006 was $51.4 million.

    Outlook

    For the second quarter, we expect a decline in market demand for wireless infrastructure products, a seasonally driven decrease in demand for the consumer component product line and increased demand for the Space & Defense segment as a result of recent new contract wins. As a result, we expect net sales to be in the range of $29.0 - $32.0 million for the second quarter of fiscal 2007. With an anticipated tax rate of approximately 25% and an expected stock based compensation expense of approximately $0.04 per diluted share, we expect net earnings per diluted share to be in the range of $0.20 - $0.23 for the second quarter.

    Forward-Looking Statements

    The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward- looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment. Such known factors include, but are not limited to: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays and/or difficulties associated with relocating the Company's Suzhou China facility and successfully completing all requalification procedures; potential unanticipated liabilities and delays associated with the physical expansion of the Company's Syracuse, New York facility; unanticipated delays in successfully completing customer orders within contractually required timeframes; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2006 Annual Report, Anaren's Form 10-K for the fiscal year ended June 30, 2006 and Anaren's Form 10-Q for the three months ended September 30, 2006 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

    Conference Call

    Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Thursday, October 26, 2006 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning October 26, 2006 through midnight October 30, 2006. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 4251221. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-800-500-0177 and International is 1-719-457-2679.

    Company Background

    Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

                                  Anaren, Inc.
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                                    Three Months Ended
                                                ---------------------------
                                                  Sept. 30,      Sept. 30,
                                                    2006           2005
                                                ------------   ------------
Sales                                           $ 30,203,110   $ 24,614,358

Cost of sales                                     18,886,687     15,959,912
  Gross profit                                    11,316,423      8,654,446
                                                        37.5%          35.2%

Costs and expenses
  Marketing                                        1,812,706      1,768,079
  Research and development                         2,138,185      2,034,641
  General and administrative                       2,768,226      2,492,310
    Total operating expenses                       6,719,117      6,295,030

Operating income                                   4,597,306      2,359,416
                                                        15.2%           9.6%

Other income (expense)
  Other income, primarily interest                   896,606        587,744
  Interest expense                                    (6,143)        (6,143)
    Total other income (expense)                     890,463        581,601

Income before income taxes                         5,487,769      2,941,017
Income taxes                                       1,527,000        687,000
    Net income                                  $  3,960,769   $  2,254,017
                                                        13.1%           9.2%

Basic net income per share                      $       0.23   $       0.13

Diluted net income per share                    $       0.22   $       0.13

Shares used in computing net income
 per share:
  Basic                                           17,492,157     17,402,270
  Diluted                                         17,975,795     17,936,051

                          Anaren, Inc. and Subsidiaries
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                                      Three Months Ended
                                      ---------------------------------------------------
                                                          Stock Based     W/O Stock Based
                                                          Compensation      Compensation
                                        GAAP Results        Expense           Expense
                                       Sept. 30, 2006    Sept. 30, 2006    Sept. 30, 2006
                                      ---------------   --------------    ---------------
Net sales                             $    30,203,110   $             -   $    30,203,110

Cost of sales                              18,886,687           277,043        18,609,644
Gross profit                               11,316,423           277,043        11,593,466
                                                 37.5%                               38.4%

Operating expenses:
  Marketing                                 1,812,706            55,906         1,756,800
  Research and
   development                              2,138,185            68,671         2,069,514
  General and
   administrative                           2,768,226           428,046         2,340,180
    Total operating
     expenses                               6,719,117           552,623         6,166,494

Operating income                            4,597,306           829,666         5,426,972
                                                 15.2%                               18.0%

Other income (expense):
  Other, primarily
   interest income                            896,606                 -           896,606
  Interest expense                             (6,143)                -            (6,143)
    Total other income, net                   890,463                 -           890,463

Income before income taxes                  5,487,769           829,666         6,317,435
Income taxes                                1,527,000          (149,000)        1,676,000
  Net Income                          $     3,960,769   $       680,666   $     4,641,435
                                                 13.1%                               15.4%

Basic net income per share            $          0.23   $          0.04   $          0.27

Diluted net income per share          $          0.22   $          0.04   $          0.26

Shares used in computing
 net income per share:
  Basic                                    17,492,157        17,492,157        17,492,157

  Diluted                                  17,975,795        17,975,795        17,975,795

                          Anaren, Inc. and Subsidiaries
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                                      Three Months Ended
                                      ---------------------------------------------------
                                                                              Without
                                                          Stock Based       Stock Based
                                                          Compensation      Compensation
                                        GAAP Results        Expense           Expense
                                       Sept. 30, 2005    Sept. 30, 2005    Sept. 30, 2005
                                      ---------------   ---------------   ---------------
Net sales                             $    24,614,358   $             -   $    24,614,358

Cost of sales                              15,959,912           351,928        15,607,984
Gross profit                                8,654,446           351,928         9,006,374
                                                 35.2%                               36.6%

Operating expenses:
  Marketing                                 1,768,079            68,452         1,699,627
  Research and
   development                              2,034,641                 -         2,034,641
  General and
   administrative                           2,492,310           441,541         2,050,769
    Total operating
     expenses                               6,295,030           509,993         5,785,037

Operating income                            2,359,416           861,921         3,221,337
                                                  9.6%                               13.1%

Other income (expense):
  Other, primarily
   interest income                            587,744                 -           587,744
  Interest expense                             (6,143)                -            (6,143)
    Total other income, net                   581,601                 -           581,601

Income before income taxes                  2,941,017           861,921         3,802,938
Income taxes                                  687,000           (67,000)          754,000
  Net Income                          $     2,254,017   $       794,921   $     3,048,938
                                                  9.2%                               12.4%

Basic net income per share            $          0.13   $          0.04   $          0.17

Diluted net income per share          $          0.13   $          0.04   $          0.17

Shares used in computing
 net income per share:
  Basic                                    17,402,270        17,402,270        17,402,270

  Diluted                                  17,936,051        17,936,051        17,936,051

                                  Anaren, Inc.
                      Consolidated Condensed Balance Sheets
                                   (Unaudited)

                                             Sept. 30, 2006    June 30, 2006
                                             --------------   --------------
Assets:
Cash, cash equivalents and short-term
 investments                                 $   71,374,982   $   82,492,947
Accounts receivable, net                         20,030,729       16,362,011
Other receivables                                   996,000        1,176,009
Inventories                                      25,458,126       22,132,680
Other current assets                              3,207,951        2,312,471
    Total current assets                        121,067,788      124,476,118

Net property, plant and equipment                28,525,335       27,635,161
Securities held to maturity                      15,410,769        6,131,425
Goodwill                                         30,715,861       30,715,861
Other intangibles                                   260,153          340,371
Other assets                                        374,350           32,902
Total assets                                 $  196,354,256   $  189,331,838

Liabilities and stockholders' equity
Liabilities:
Accounts payable                             $    7,476,965   $    6,798,793
Accrued expenses                                  1,841,653        3,254,816
Customer advance payments                           483,722          483,722
Other liabilities                                 2,451,075        1,446,011
    Total current liabilities                    12,253,415       11,983,342

Other non-current liabilities                     5,225,729        4,897,687
    Total liabilities                            17,479,144       16,881,029

Stockholders' equity:
Retained earnings                                74,787,031       70,826,262
Common stock and additional
 paid-in capital                                184,524,920      182,049,235
Accumulated comprehensive loss                     (453,548)        (441,397)
    Less cost of treasury stock                 (79,983,291)     (79,983,291)
    Total stockholders' equity                  178,875,112      172,450,809

Total liabilities and
 stockholders' equity                        $  196,354,256   $  189,331,838

                          ANAREN, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Cash Flows
                                   (Unaudited)

                                                       Three Months Ended
                                                -------------------------------
                                                Sept. 30, 2006   Sept. 30, 2005
                                                --------------   --------------
Cash flows from operating activities:
  Net income                                    $    3,960,769   $    2,254,017
Adjustments to reconcile net income to
 net cash provided by (used in) operating
 activities:
    Depreciation and amortization of plant
     and equipment                                   1,323,094        1,201,919
    (Gain) on sale of land                             (77,508)               -
    Amortization of intangibles                         80,218           83,218
    Provision for doubtful accounts                      1,279                -
    Deferred income taxes                              145,000           72,000
    Stock based compensation                           827,808          861,921
    Receivables                                     (3,669,997)          14,040
    Inventories                                     (3,325,446)      (1,385,255)
    Accounts payable                                   678,172          470,944
    Other assets and liabilities                      (940,528)        (429,951)
    Net cash provided by (used in)
     operating activities                             (997,139)       3,142,853
Cash flows from investing activities:
  Capital expenditures                              (2,270,268)        (847,902)
  Increase in other assets                            (341,448)               -
  Proceeds from sale of land                           134,508                -
  Net maturities (purchases) of
   marketable debt and equity securities              (861,344)       3,532,408
  Net cash provided by (used in)
   investing activities                             (3,338,552)       2,684,506
Cash flows from financing activities:
  Stock options exercised                            1,225,797          147,836
  Tax benefit from exercise of
   stock options                                       422,080                -
  Purchase of treasury stock                                 -       (4,894,151)
  Net cash provided by (used in)
   financing activities                              1,647,877       (4,746,315)
  Effect of exchange rates                             (12,151)          63,689
  Net increase (decrease) in cash
   and cash equivalents                             (2,699,965)       1,144,733
Cash and cash equivalents at
 beginning of period                                15,733,214        5,900,841
Cash and cash equivalents at
 end of period                                  $   13,033,249   $    7,045,574

SOURCE  Anaren, Inc.
    -0-                             10/26/2006
    /CONTACT: Joseph E. Porcello, VP of Finance, +1-315-432-8909/ /Photo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.anaren.com /
    (ANEN)